Exhibit 5.8

[_______________, 2011]

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

Ladies and Gentlemen:

We have acted as special Ohio counsel to Roadway Reverse Logistics, Inc., an Ohio corporation (“RRL”), in connection with its guarantee of the following notes to be issued by YRC Worldwide Inc., a Delaware corporation (“YRC Worldwide”): (i) $140,000,000 aggregate principal amount of 10% Series A Convertible Senior Secured Notes due 2015 (the “Series A Notes”); (ii) $61,918,911 aggregate principal amount of Series A Notes paid-in-kind in respect of interest on the Series A Notes (the “Additional Series A Notes”); (iii) $100,000,000 aggregate principal amount of 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes”) and (iv) $44,227,794 aggregate principal amount of Series B Notes paid-in-kind in respect of interest or make whole premium on the Series B Notes (the “Additional Series B Notes” and, together with the Series A Notes, the Additional Series A Notes and the Series B Notes, the “Notes.”). The Series A Notes and the Additional Series A Notes are being issued by YRC Worldwide pursuant to the Indenture dated as of ____________, 2011 (the “Series A Indenture”) among YRC Worldwide, as issuer, [certain of] YRC Worldwide’s domestic subsidiaries, including RRL, as guarantors (the “Guarantors”), and US Bank National Association, as trustee (the “Trustee”). The Series B Notes and the Additional Series B Notes are being issued by YRC Worldwide pursuant to the Indenture dated as of ____________, 2011 (the “Series B Indenture”) among YRC Worldwide, as issuer, the Guarantors, and the Trustee. This opinion letter is being furnished at the request of RRL.

In rendering this opinion, we have examined only the following: (a) facsimile or other electronic copies of the documents identified on Exhibit A-1 attached hereto, (b) copies, certified or otherwise identified to our satisfaction, of the documents identified on Exhibit A-2 attached hereto, and (c) such matters of law as we deemed necessary for purposes of this opinion. Except as referred to on Exhibit A-2, we have neither examined nor requested an examination of the indices or records of any governmental or other agency, authority, instrumentality or entity for purposes of this opinion.

                    , 2011

In rendering this opinion, we have assumed, with your consent, without independent verification or investigation:

(A) The legal capacity of natural persons, the absence of fraud, misrepresentation, duress and mistake, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the authenticity of all documents;

(B) That RRL is an indirect wholly-owned subsidiary of YRC Worldwide; and

(C) That the RRL Documents (as defined on Exhibit A-1), as executed and delivered, will conform, in all respects relevant to the opinions set forth in this letter, to the drafts thereof which we examined.

The opinions expressed in this letter are based solely on the law of the State of Ohio. We express no opinion as to the law of any other state or jurisdiction.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained in this opinion letter, we are of the opinion that:

1. RRL is a corporation validly existing and, based solely on the Good Standing Certificate (as defined on Exhibit A-2), in good standing under the law of the State of Ohio.

2. RRL has all requisite corporate power and authority to execute and deliver the RRL Documents and to perform its obligations thereunder. The execution and delivery by RRL of the RRL Documents and the performance of its obligations thereunder have been duly and validly authorized by all necessary corporate action on its part. The [title of officer] of RRL is authorized to execute and deliver the RRL Documents on behalf of RRL.

3. The execution and delivery of the RRL Documents by RRL and the performance by RRL of its obligations thereunder (a) do not violate any provision of the Charter Documents (as defined on Exhibit A-2) of RRL; and (b) do not contravene any existing law, rule or regulation of governmental authorities (other than those of counties, towns, municipalities and special political subdivisions) of the State of Ohio which we, in the exercise of customary professional diligence, would reasonably recognize as being applicable to RRL and the transactions contemplated by the RRL Documents (such laws, rule and regulations are referred to in this opinion as “Applicable Laws”); provided, however, we express no opinion regarding compliance with applicable securities laws, rules or regulations of the State of Ohio.

4. Except as may be required by applicable securities laws, rules or regulations of the State of Ohio, as to which we express no opinion, no consent, waiver, approval, authorization or order of any governmental authority of the State of Ohio is required pursuant to Applicable Laws in connection with RRL’s execution and delivery of the RRL Documents.

                    , 2011

We express no opinion as to the legality, validity, binding effect or enforceability of the RRL Documents or of any documents referred to therein or contemplated thereby.

The opinions expressed in this letter are made only as of the date hereof and cannot be relied upon with respect to events which occur subsequent to the issuance of this letter. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter. The opinions in this letter are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated.

This opinion is furnished to YRC Worldwide in connection with its filing with the United States Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”), and will be incorporated by reference in the Registration Statement. This opinion may not be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion with respect to the transactions contemplated by the Series A Indenture and the Series B Indenture to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement with respect to the laws of the State of Ohio. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

EXHIBIT A-1

1.	An unexecuted draft, which we are advised is in substantially final form, of the Series A Indenture.

2.	An unexecuted draft, which we are advised is in substantially final form, of the Series B Indenture.

2.

An unexecuted draft, which we are advised is in substantially final form, of the guarantee notation to be endorsed on the Notes (the “Guarantee” and, together with the Series A Indenture and the Series B Indenture, the “RRL Documents”)

EXHIBIT A-2

1.	Articles of Incorporation, as amended, of RRL, as certified by the Secretary of State of the State of Ohio on __________, 2011.

2.	Code of Regulations of RRL, as certified by the Assistant Secretary of RRL.

3.

A certificate of the Secretary of State of the State of Ohio dated __________, 2011 evidencing that on that date RRL was in good standing under the law of the State of Ohio (the “Good Standing Certificate”).

4.	Certain resolutions of the Board of Directors of RRL, as certified by the Assistant Secretary of RRL.

The documents referred to in items 1 and 2 are referred to collectively as the “Charter Documents.”